INCENTIVE COMPENSATION REIMBURSEMENT AGREEMENT

AGREEMENT between    (the “Executive”) and Barnes Group Inc. (the “Company”) effective as of    .

WHEREAS, the Company may from time to time grant to the Executive incentive compensation awards, pursuant to which, among other things, amounts payable shall be dependent upon the achievement of one or more specified financial targets, and in consideration of the Company making such awards to the Executive, the Executive has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.Reimbursement Obligation. The Executive agrees and acknowledges that, notwithstanding anything else contained in any compensatory plan, agreement, program, policy or arrangement, the Executive shall be responsible for reimbursing the Company for some or all of any amounts paid or received (or to be paid or received) in respect of any annual incentive compensation or any long-term incentive compensation awarded to the Executive after    , 20 , whether awarded before or after termination of employment, if (i) payment of such compensation was contingent, in whole or in part, upon the achievement of one or more specified financial targets, and (ii) the Company implements a Mandatory Restatement (as defined in Section 3(a) below). For the avoidance of doubt, this Agreement shall not relate to the gain recognized on any stock option, the compensation received in respect of any restricted stock or restricted stock unit grant, or any other variety of equity-based compensation that has a vesting schedule based on the passage of time and the continued performance of services, and not on the achievement of any performance objectives. Similarly, this Agreement shall not apply to any award that has or had alternative vesting criteria unrelated to the performance objective affected by the Mandatory Restatement (an “Alternative Vesting Award”) that have otherwise been satisfied at the time of the Mandatory Restatement.

2.Amount of Required Reimbursement. The amount which the Executive shall be obligated to reimburse the Company shall be the amount, if any, by which the compensation paid or received (or to be paid or received) exceeds the amount that would have been paid or received based on the financial results reported in the restated financial statements, in each case as determined in good faith by the Compensation and Management Development Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”), as constituted at the time of the relevant action; provided, however, that (i) no repayment will be payable in respect of an Alternative Vesting Award where the alternative vesting criteria have not yet been, but can still be, satisfied and the Compensation Committee has determined in good faith that the likelihood that such criteria will be satisfied is not immaterial; provided that the amount that would otherwise have been repaid to the Company in respect of any portion of such Alternative Vesting Award that does not become vested based on such alternative vesting criteria shall be due and payable promptly after the opportunity to satisfy the alternative vesting criteria has expired; (ii) the amount that the Executive shall be required to reimburse the Company from previously received compensation shall be reduced by the Net Tax Cost (as defined in Section 3(b) below). to the Executive of such compensation and (iii) to the extent that the price of the Company’s common stock is or was a component of the performance objectives upon which the compensation was payable, the value of the stock taken into account for purposes of re-determining the level of achievement based on the restated financial results will be determined by reducing the reported stock prices during each accounting year affected by the Mandatory Restatement by an amount per share equal to the product of (A) the average weekly earnings per share multiples at which the Company’s common stock traded for the 52-week period for such accounting year multiplied by (B) the amount by which earnings per share for such accounting year was reduced as a result of the Mandatory Restatement. If the Executive concludes that the amount to be repaid to the Company in accordance with subclause (iii) of the immediately preceding sentence is excessive and inequitable, he may petition the Compensation Committee to review that determination. If the Compensation Committee agrees with the

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Executive’s conclusion, it shall, in its sole discretion, specify an amount to be repaid to the Company that it concludes is equitable and appropriate under the circumstances. If the Compensation Committee does not agree that the formula produces a result that is excessive and inequitable, no adjustment shall be made in the amount to be repaid to the Company. The determinations, conclusions and other actions of the Compensation Committee in accordance with the two immediately preceding sentences shall be final, binding and conclusive on the Company and the Executive, and all persons claiming an interest through either such party.

3.	Certain Definitions.

(a)A “Mandatory Restatement” shall mean a restatement of the Company’s financial statements for 20 or any year thereafter which, in the good faith opinion of the Company’s Independent Registered Public Accounting Firm, is required to be implemented pursuant to generally accepted accounting principles, but excluding any restatement which is required with respect to a particular year as a consequence of a change in generally accepted accounting rules effective after the publication of the financial statements for such year. Notwithstanding the immediately preceding sentence, a Mandatory Restatement shall not include any restatement that (i) occurs more than three years following the first date on which that the Executive is no longer employed by the Company or (ii) in the good faith judgment of the Audit Committee of the Board (the “Audit Committee”), (A) is required due to a change in the manner in which the Company’s auditors interpret the application of generally accepted accounting principles (as opposed to a change in a prior accounting conclusion due to a change in the facts upon which such conclusion was based), or (B) is otherwise required due to events, facts or changes in law or practice that the Audit Committee concludes were beyond the control and responsibility of the Executive and that occurred regardless of the Executive’s diligent and thorough performance of his duties and responsibilities. In addition, in determining the amounts, if any, that the Executive shall be required to reimburse the Company pursuant to this Agreement (or that would be payable to the Executive in respect of any then in progress awards), all effects, whether positive or negative, of any change in the manner of reporting any transaction or class of transactions that the Audit Committee shall specifically agree to exclude for this purpose shall be disregarded.

(b)“Net Tax Cost” shall mean the net amount of any federal, foreign, state or local income and employment taxes paid by the Executive in respect of the compensation received that is subject to reimbursement, after taking into account any and all available deductions, credits or other offsets allowable to the Executive (including, without limitation, any deduction permitted under the claim of right doctrine), and regardless of whether the Executive would be required to amend any prior income or other tax returns. The Executive agrees that, to the extent permitted under applicable law, the Company may seek reimbursement of such amounts from the Executive and may recapture such amounts by retaining the compensation or other amounts that would otherwise be due or payable to the Executive.

4.Non- Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms.

5.Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown below, or at such other address or addresses as either party shall designate to the other in accordance with this Section 5.
If to the Company: Barnes Group Inc.
123 Main Street Bristol, Connecticut
ATTN: Senior Vice President, General Counsel and Secretary

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If to the Employee:

6.Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and permitted assigns. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.

7.Agreement to Arbitrate; Injunctive Relief. THE PARTIES HERETO AGREE THAT ANY CLAIM, DEMAND, DISPUTE, ACTION OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE (COLLECTIVELY, THE “PARTIES’ DISPUTES”), SHALL BE DECIDED BY A SINGLE ARBITRATOR PURSUANT TO AN ARBITRATION UNDER THE NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA RULES”) AS MODIFIED HEREBY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT INCLUDING THIS SECTION WITH THE AMERICAN ARBITRATION ASSOCIATION (THE “AAA”) AS WRITTEN EVIDENCE OF THE AGREEMENT OF THE PARTIES TO SO ARBITRATE. THE PARTIES HERETO ACKNOWLEDGE THAT THEY HAVE HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS SECTION, THAT THEY FULLY UNDERSTAND ITS TERMS, CONTENT AND EFFECT, AND THAT THEY VOLUNTARILY AND KNOWINGLY AGREE TO THE TERMS OF THIS SECTION AND AGREE TO ARBITRATE ALL PARTIES’
DISPUTES. Any arbitration pursuant to this Agreement shall take place in Hartford, Connecticut (or in such other location as the parties shall mutually agree in writing) before a single arbitrator having no less than ten years experience in employment matters appointed in accordance with the AAA Rules or, if the parties to the arbitration agree, a single retired judge. Notice of any demand for arbitration shall be provided in writing to the other party pursuant to Section 5 hereof and to the AAA (the “Arbitration Notice”). For the purposes of this Agreement, an arbitration shall be deemed to have been commenced at such time as the Arbitration Notice has been delivered to all the other parties pursuant to the provisions of Section 5. The parties shall be entitled to discovery in conjunction with such arbitration (with the scope of discovery to be co-extensive with discovery rights applicable to an equivalent civil action in state court). Any award rendered by the arbitrators (or, if applicable, retired judge) shall be final and binding and may be enforced in the courts of the state in which the arbitration takes place. Each party shall pay half of the fees and expenses of the arbitrator.

8.Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and plans, written or oral between them as to such subject matter.

9.Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

10.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Connecticut, without reference to the principles of conflict of laws.

11.Modifications and Waivers. No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

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12.Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

13.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by an officer hereunto duly authorized, and the Executive has hereunto set his hand, as of    , 20 .

BARNES GROUP INC.

By

Executive:

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